Exhibit 10.2
MEMORANDUM

TO:	Bryce B. Engel
FROM:	Bart McCain
DATE:	July 24, 2012
SUBJECT:	Special Retention Incentive Program

As you know, Penson Financial Services, Inc. (the “Company”) entered into various agreements with Apex Clearing Holdings LLC (“Apex Holdings”) on May 31, 2012, pursuant to which PFSI agreed to sell and transfer the customer and correspondent accounts and related contractual rights under its securities clearing contracts.
We are pleased to inform you that the board of directors of the Company has approved a special retention program (the “Incentive Payment”) for you as an incentive to continue to remain employed with the Company following the closing date of the transaction. This Incentive Payment is conditioned on your execution of the amendment (the “Amendment”) to the Executive Employment Agreement between you and Penson Worldwide, Inc. dated as of February 2, 2012, (the “Employment Agreement”) prior to July 27, 2012.
Incentive Payment:
The specific terms and conditions governing your Incentive Payment entitlement may be summarized as follows:
1.The aggregate amount of your Incentive Payment will be Three Hundred and Fifty Thousand Dollars ($350,000.00).
2.The Incentive Payment will be payable in seven (7) equal successive installments with the first such installment to be paid on or prior to July 31, 2012 and the remaining installments to be paid on the last day of each month over the 6-month period commencing July 2012 and ending December 2012. Each installment will be paid only if you continue to remain employed with the Company through the scheduled payment date for that installment. Except as provided in Section 3 and Section 4 below, should your employment terminate for any reason prior to the payment date of an installment, you will not be eligible to receive that installment or any subsequent installment of your Incentive Payment.
3.Notwithstanding the foregoing, in the event the Company terminates your employment other than for Cause (as such term is defined in the Employment Agreement) prior to December 31, 2012, you will be paid all remaining unpaid installments of your Incentive Payment in a lump sum on the date of such termination. In addition, in the event of a voluntary or involuntary bankruptcy filing with respect to the Company (or any subsidiary), all remaining unpaid installments of your Incentive Payment will be automatically accelerated (without any further action required) and paid to you in a lump sum unless the Company’s board of directors determines that an acceleration is not necessary to protect your rights, and subject to the court’s discretion to permit the payment.

4.Notwithstanding the foregoing, in the event you commence employment with an Apex Entity prior to December 31, 2012, you will be paid all remaining unpaid installments of your Incentive Payment in a lump sum on the date of termination of your employment with the Company by reason of such commencement of employment. For purposes of this award letter, an “Apex Entity” means Apex Holdings, Apex Clearing Corporation or any entity affiliated with Apex Holdings.
5.Each installment payment under Section 2 (and any payment under Section 3 or Section 4) will be subject to the Company’s collection of all applicable withholding, including federal, state and local income and employment withholding taxes.
Nothing in this award letter shall confer upon you any right to continue in the Company’s employ for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights to terminate your employee status at any time for any reason, with or without cause. This award letter will be governed by and construed in accordance with the laws of the State of Texas without resort to that State’s conflict-of-laws rules. Nothing in this letter shall affect your rights under the Employment Agreement as amended by the Amendment.
We hope that you find the Incentive Payment a significant addition to your total compensation package which will encourage you to continue in the Company’s service and facilitate the provision of transitional services to Apex Clearing Corporation.

Please acknowledge your agreement with the terms of the Incentive Payment by executing this award letter below and returning it to me by July 27, 2012.

PENSON FINANCIAL SERVICES, INC.

/s/ Bart McCain
By: Bart McCain

ACKNOWLEDGMENT

I hereby acknowledge the terms and conditions of the Incentive Payment including that in order to receive any Incentive Payment I must execute and return to the Company the Amendment to the Employment Agreement prior to July 27, 2012.

/s/ Bryce B. Engel
Bryce B. Engel

Date: July 24, 2012

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